                                                                    EXHIBIT 99.2


                         INDIAN VILLAGE BANCORP, INC.
                         PROPOSED HOLDING COMPANY FOR
                         INDIAN VILLAGE COMMUNITY BANK
                              GNADENHUTTEN, OHIO

                         PROPOSED MARKETING MATERIALS

                                    4/15/99



                       PREPARED BY: MELANIE A. JOHNSON
                              TRIDENT SECURITIES

                              Marketing Materials
                            Indian Village Bancorp
                              Gnadenhutten, Ohio

                               Table of Contents
                               -----------------

I.     Press Releases
       A.   Explanation
       B.   Schedule
       C.   Distribution List
       D.   Press Release Examples

II.    Advertisements
       A.   Explanation
       B.   Schedule
       C.   Advertisement Examples

III.   Question and Answer Brochure

IV.    Individual Letters and Community Meeting Invitations

V.     Counter Cards and Lobby Posters
       A.   Explanation
       B.   Quantity

VI.    Proxy Reminder
       A.   Explanation
       B.   Example


VII.   Subscription Rights Notice
       A.   Explanation
       B.   Example

                               I. Press Releases


A.   Explanation

     In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises Indian Village to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

     Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.   Schedule

     1.   OTS Approval of Conversion

     2.   Close of Stock Offering

                             C.  Distribution List

                          National Distribution List
                          --------------------------



National Thrift News                         Wall Street Journal
--------------------                         -------------------
212 West 35th Street                         World Financial Center
13th Floor                                   200 Liberty
New York, New York 10001                     New York, NY 10004
Richard Chang

American Banker                              SNL Securities
---------------                              --------------
One State Street Plaza                       Post Office Box 2124
New York, New York 10004                     Charlottesville, Virginia 22902
Michael Weinstein

Barrons                                      Investors Business Daily
-------                                      ------------------------
Dow Jones & Savings Bank                     12655 Beatrice Street
Barrons Statistical Information              Post Office Box 661750
200 Burnett Road                             Los Angeles, California 90066
Chicopee, Massachusetts 01020

New York Times
--------------
229 West 43rd Street
New York, NY 10036

                               Local Media List
                               ----------------



Newspaper
---------

Akron Beacon Journal                     Times Reporter
Akron, Ohio                              New Philadelphia, Ohio
(330) 996-3700                           (330) 364-5577
(330) 376-9235 (fax)                     (330) 364-8449 (fax)


Radio
-----

WJER Radio                               WTUZ Radio
New Philadelphia, Ohio                   New Philadelphia, Ohio
(330) 343-7755                           (330) 339-2222
(330) 364-4538 (fax)                     (330) 339-5930 (fax)

WBTC Radio
Uhrichsville, Ohio
(740) 922-2700
(740) 922-2702 (fax)

D.   Press Release Examples
     PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             Marty R. Lindon, President and CEO
                                             (740) 254-4313


                         INDIAN VILLAGE COMMUNITY BANK
                         -----------------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------

     Gnadenhutten, Ohio (May __, 1999) - Marty R. Lindon, President and CEO of Indian Village Community Bank ("Indian Village"), Gnadenhutten, Ohio announced today that Indian Village has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Indian Village has formed a holding company, Indian Village Bancorp, Inc. ("Indian Village Bancorp"), to hold all of its outstanding capital stock.

     Indian Village Bancorp is offering up to 586,500 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain account holders and borrowers of Indian Village will have an opportunity to subscribe for stock in a Subscription Offering that closes at 12:00 noon on June __, 1999. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Tuscarawas County, Ohio. The Subscription Offering, and the Community Offering, if conducted, will be managed by Trident Securities of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed on or about May __, 1999.

     As a result of the Conversion, Indian Village will be structured in the stock form and will be a wholly-owned subsidiary of Indian Village Bancorp. According to Mr. Lindon, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Indian Village's Stock Information Center at (740) 254-9164, or visit Indian Village's main office.

PRESS RELEASE #2                             FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             Marty R. Lindon, President and CEO
                                             (740) 254-4313


    INDIAN VILLAGE BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING
    --------------------------------------------------------------


     Gnadenhutten, Ohio - (June __, 1999) Marty R. Lindon, President and CEO of Indian Village Community Bank ("Indian Village"), announced today that Indian Village Bancorp, Inc. ("Indian Village Bancorp") the proposed holding company for Indian Village, has completed its initial stock offering in connection with Indian Village's conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

     On June __, 1999, Indian Village's Plan of Conversion was approved by its voting members at a special meeting.

     Mr. Lindon said that the officers and boards of directors of Indian Village Bancorp and Indian Village wished to express their thanks for the response to the stock offering and that Indian Village looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading on June __, 1999 on the OTC Electronic Bulletin Board under the symbol "____". Trident Securities of Raleigh, North Carolina managed the stock offering.

                              II.  Advertisements

A.   Explanation

     The intended use of the attached advertisement "A" is to notify Indian Village's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Indian Village's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.


     Trident may feel it is necessary to run more ads in order to remind customers of the close of The Subscription Offering, and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

  This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus.
  There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of
 Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.



NEW ISSUE                                               ____________, 1999


                                586,500 SHARES


                    These shares are being offered pursuant
                       to the Plan of Conversion whereby


                         INDIAN VILLAGE COMMUNITY BANK


      Gnadenhutten, Ohio, will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank
                    and become a wholly owned subsidiary of


                         INDIAN VILLAGE BANCORP, INC.

                                 COMMON STOCK

                                _______________

                            PRICE $10.00 PER SHARE

                                _______________


                              TRIDENT SECURITIES

               For a copy of the prospectus call (740) 254-9164.

Advertisement (B)



                         INDIAN VILLAGE COMMUNITY BANK

                       JUNE __, 1999 IS THE DEADLINE TO
                SUBSCRIBE FOR STOCK OF INDIAN VILLAGE BANCORP.


                  Customers of Indian Village Community Bank
        have the opportunity to invest in Indian Village by subscribing for common stock in its proposed holding company.

                            INDIAN VILLAGE BANCORP

                 A Prospectus relating to these securities is
               available at our Stock Information Center located at our main office. The telephone number for the
                  Stock Information Center is (740) 254-9164.


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of
 Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer specifically some of the most commonly asked questions; and b) to highlight in brochure form the intended stock purchases of Indian Village's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures must always be accompanied by a Prospectus.

     1. A Question and Answer brochure is sent out in the initial mailing to all members of Indian Village.
     2. Question and Answer brochures are available in Indian Village's Stock Information Center.
     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES

                                  Total Shares      Aggregate Price of      Percent of Shares
Name and Position                  Purchased         Shares Purchased            Issued*
-----------------                 ------------      ------------------      -----------------
Rebecca S. Mastin                    15,000              $ 150,000                2.94%
Chairman of the Board

John A. Beitzel                      10,000                100,000                1.96%
Vice Chairman of the Board

Marty R. Lindon                      10,000                100,000                1.96%
President, CEO and Director

Michael A. Cochran                   15,000                150,000                2.94%
Corporate Secretary and Director

Cindy Knisely                         7,500                 75,000                1.47%
Director

Joanne Limbach                        7,500                 75,000                1.47%
Director

Vernon E. Mishler                    10,000                100,000                1.96%
Director

Lori S. Frantz                        4,000                 40,000                0.78%
                                  ---------         --------------           ---------
Vice President, Treasurer
and Chief Financial Officer

TOTAL                                79,000               $790,000               15.49%

* Based on the issuance of 510,000 shares at the midpoint of the Estimated Valuation Range

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION


On January 20, 1999 the Board of Directors of Indian Village Community Bank ("Indian Village") unanimously adopted the Plan of Conversion, pursuant to which Indian Village will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In addition, all of Indian Village's outstanding capital stock will be issued to Indian Village Bancorp, Inc. ("Indian Village Bancorp"), which Indian Village organized to be its holding company.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Indian Village will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Indian Village's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Indian Village.

For complete information regarding the Conversion, see the both the Prospectus and the Proxy Statement dated May __, 1999. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at (740) 254-9164.

     This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                             QUESTIONS AND ANSWERS

                            INDIAN VILLAGE BANCORP
                       (THE PROPOSED HOLDING COMPANY FOR
                                INDIAN VILLAGE)

                          MUTUAL TO STOCK CONVERSION
                          --------------------------

1.   Q.   WHAT IS A "CONVERSION"?
     A. Conversion is a change in the legal form of organization. Indian Village currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Conversion, Indian Village will become a federally-chartered stock savings bank, and the stock of its holding company, Indian Village Bancorp, will be held by those individuals who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.

2.   Q.   WHY IS INDIAN VILLAGE CONVERTING?
     A. Indian Village, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Indian Village will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Indian Village by providing a larger capital base from which Indian Village may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Indian Village believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. In fact, there has been a significant decline in the number of mutual thrifts from over 12,500 mutual institutions at their height in the late 1920's to fewer than 800 mutual thrifts today.

          Indian Village believes that converting to the stock form of organization will allow Indian Village to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Indian Village believes that by combining its existing quality service and products with a local ownership base, Indian Village's customers and community members who become stockholders will be inclined to do more business with Indian Village.

          Furthermore, because Indian Village competes with local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford Indian Village the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.   Q.   IS THE CONVERSION BENEFICIAL TO THE COMMUNITIES THAT INDIAN
          VILLAGE SERVES?
     A. Management believes that the structure of the Subscription and Community Offerings is in the best interest of the communities that Indian Village serves because following the Conversion it is anticipated that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Tuscarawas County, Ohio.

4.   Q.   What effect will the Conversion have on deposit accounts and loans?
     A. Terms and balances of accounts in Indian Village and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Indian Village.

5.   Q.   WILL THE CONVERSION CAUSE ANY CHANGES IN INDIAN VILLAGE'S
          PERSONNEL?
     A. No. Both before and after the Conversion, Indian Village's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
          EFFECTIVE?
     A. First, the Board of Directors of Indian Village must adopt the Plan of Conversion, which occurred on January 20, 1999. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Indian Village's voting members. A Special Meeting of voting members will be held on June __, 1999 to consider and vote upon the Plan of Conversion.

                         INDIAN VILLAGE BANCORP, INC.
                         ----------------------------

7.   Q.   WHAT IS A HOLDING COMPANY?
     A. A holding company is a business entity that owns another entity. Concurrent with the Conversion, Indian Village will become a subsidiary of Indian Village Bancorp, a holding company Indian Village formed to hold all of its outstanding capital stock.

8.   Q.   IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK IN
          INDIAN VILLAGE BANCORP OR INDIAN VILLAGE?

     A. You will own stock in Indian Village Bancorp. However, Indian Village Bancorp, as a holding company, will own all of the outstanding capital stock of Indian Village.

9.   Q.   WHY DID THE BOARD OF DIRECTORS FORM INDIAN VILLAGE BANCORP?
     A. The Board of Directors believes that the Conversion of Indian Village and the formation of Indian Village Bancorp will result in a stronger financial institution with the ability to provide additional flexibility to diversify Indian Village's business activities.

                         ABOUT BECOMING A STOCKHOLDER
                         ----------------------------

10.  Q.   WHAT ARE THE SUBSCRIPTION AND COMMUNITY OFFERINGS?
     A. Under the Plan of Conversion, Indian Village Bancorp is offering shares of stock in the Subscription Offering, to certain current and former customers of Indian Village and to Indian Village's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons and their trusts who are permanent residents of Tuscarawas County, Ohio. These Offerings are consistent with the board's objective of Indian Village being a locally owned financial institution. The Subscription Offering, and the Community Offering, if conducted, are being managed by Trident Securities. It is anticipated that any shares not subscribed for in either the Subscription or Community Offerings may be offered for sale in a Syndicated Community Offering, an offering held on a best efforts basis by a selling group of broker-dealers.

11.  Q.   MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
          SUBSCRIPTION OFFERING OR COMMUNITY OFFERING?
     A. No. You will not pay a commission to buy the stock if the stock is subscribed for in the Subscription Offering, or the Community Offering, if conducted.

12.  Q.   HOW MANY SHARES OF INDIAN VILLAGE BANCORP COMMON STOCK WILL BE ISSUED
          IN THE CONVERSION?
     A. It is currently expected that between 433,500 shares and 586,500 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances the number of shares may be increased to 674,475.

13.  Q.   HOW WAS THE DOLLAR SIZE OF THE OFFERING DETERMINED?
     A. The aggregate price of the common stock was determined by Keller & Company, Inc., an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of Indian Village and Indian Village Bancorp, as determined by the independent evaluation.

14.  Q.   WHO IS ENTITLED TO SUBSCRIBE FOR STOCK IN THE CONVERSION?
     A. The shares of Indian Village Bancorp to be issued in the Conversion are being offered in the Subscription Offering to the following categories in order of priority: (i) depositors whose accounts in Indian Village total $50.00 or more as of

          December 31, 1997, (ii) Indian Village's ESOP, (iii) depositors with $50.00 or more on deposit at Indian Village as of March 31, 1999, but not otherwise eligible in the first two priority categories, and (iv) depositors of Indian Village as of April 30, 1999, and borrowers as of January 20, 1999 whose loans continued to be outstanding as of April 30, 1999, but who are not otherwise eligible in the first three priority categories. All of which is subject to the priorities and purchase limitations set forth in the Plan of Conversion. Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Tuscarawas County, Ohio. Shares not subscribed for in the Subscription, or the Community Offerings, if any, may be offered to the general public in a Syndicated Community Offering.

15.  Q.   ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
     A. No. Subscription rights granted to Indian Village's depositors and borrowers in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to subscribe for stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber who is a depositor and/or borrower to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.  Q.   WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN
          SUBSCRIBE FOR IN THE CONVERSION?
     A. The minimum stock purchase is 25 shares or $250.00. The maximum purchase in the Conversion by any person or person exercising rights through one account other than the ESOP, is 10,000 shares or $100,000.00. The maximum purchase for any person, related persons or persons acting together is 15,000 shares or $150,000.00.

17.  Q.   WILL THE BOARD OF DIRECTORS AND MANAGEMENT OF INDIAN VILLAGE SUBSCRIBE
          FOR STOCK IN INDIAN VILLAGE BANCORP?
     A. Directors and executive officers of Indian Village are expected to subscribe for 79,000 shares. The directors and executive officers will pay the same $10.00 per share price as all other persons who order stock in the Subscription or Community Offerings.

18.  Q.   HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
     A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Indian Village in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Eastern Time, on June __, 1999, unless extended. Payment for shares may be made by check, money order or account withdrawal. Subscribers who have deposit accounts with Indian Village may include instructions on the stock order form requesting withdrawal from such deposit account(s) to subscribe for shares of Indian Village Bancorp. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than July __, 1999. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at
          (740) 254-9164 for additional information before submitting an order in the Community Offering.

19.  Q.   MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO SUBSCRIBE FOR STOCK?
     A. Yes. If you are interested in using funds held in your retirement account at Indian Village, YOU WILL NEED TO TRANSFER THOSE FUNDS TO A SELF-DIRECTED BROKERAGE IRA WITH THE BROKER OF YOUR CHOICE. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved; however, IRA transfers often require several days to complete. Therefore, the process should be initiated as soon as possible to have the self-directed IRA in place to subscribe for the stock before the offering closes on June __, 1999. Indian Village will not be responsible for delays caused by third party brokerage firms which could result in IRA stock orders not meeting the June __, 1999 deadline. For additional information or names of local brokers offering this option, call the Stock Information Center at (740) 254-9164.

20.  Q.   WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK SUBSCRIPTION?
     A. Yes. Indian Village will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Indian Village will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   MAY I OBTAIN A LOAN FROM INDIAN VILLAGE TO PAY FOR SHARES SUBSCRIBED
          FOR IN THE CONVERSION?
     A. No. Federal regulations prohibit Indian Village from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of subscribing for stock in the Conversion.

22.  Q.   IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
          ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
     A. You would contact a stock broker to buy or sell shares. However, as a newly organized company, Indian Village Bancorp has never issued capital stock, and consequently there is no established market for its Common Stock at this time. Indian Village Bancorp has requested that Trident Securities make a market for the Common Stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the Common Stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

23.  Q.   WHAT IS INDIAN VILLAGE BANCORP'S DIVIDEND POLICY?
     A. The Board of Directors of Indian Village Bancorp intends to adopt a policy of paying regular cash dividends after the consummation of the Conversion, but has not decided the amount that may be paid or when the payments may begin. No assurance can be given, however, that the payment of dividends, if commenced, will continue. In addition, from time to time in an effort to manage capital at a reasonable level, the board may determine that it is prudent to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. There can be no assurance that special dividends will be paid, or, if paid, will continue to be paid.

24.  Q.   WILL THE FDIC INSURE THE SHARES OF INDIAN VILLAGE BANCORP?
     A. No. The shares of Indian Village Bancorp are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.  Q.   IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE ABLE TO
          GET A REFUND OR MODIFY MY ORDER?
     A. No. Your order cannot be canceled, withdrawn or modified once it has been received by Indian Village without the consent of Indian Village.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------


26.  Q.   WHO IS ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO BE HELD
          TO CONSIDER THE PLAN OF CONVERSION?
     A. You are eligible to vote at the Special Meeting of Members to be held on June __, 1999 if you were a depositor or borrower of Indian Village at the close of business on April 30, 1999, and continue as such until the Special Meeting. If you were a member on April 30, 1999, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   HOW MANY VOTES DO I HAVE?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of April 30, 1999. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes. These voting criteria are established by law under Indian Village's charter.

28.  Q.   IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED, WILL I
          BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION OFFERING?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Indian Village Bancorp stock.

29.  Q.   DID THE BOARD OF DIRECTORS OF INDIAN VILLAGE UNANIMOUSLY ADOPT THE
          PLAN OF CONVERSION?
     A. Yes. Indian Village's Board of Directors unanimously adopted the Plan of Conversion and recommends that all members vote "FOR" approval of such Plan.

30.  Q.   WHAT HAPPENS IF INDIAN VILLAGE DOES NOT GET ENOUGH VOTES TO APPROVE
          THE PLAN OF CONVERSION?
     A. The Conversion would not take place, and Indian Village would remain a mutual savings bank.

31.  Q.   AS A QUALIFYING DEPOSITOR OR BORROWER OF INDIAN VILLAGE, AM I REQUIRED
          TO VOTE?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.  Q.   WHAT IS A PROXY CARD?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. IF YOU RECEIVED MORE THAN ONE INFORMATIONAL PACKET, THEN YOU SHOULD VOTE THE PROXY CARDS IN ALL PACKETS. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

          You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK OFFERING?
     A. You may call the Stock Information Center at (740) 254-9164 for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

     This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

          IV.   Individual Letters and Community Meeting Invitations


A.   Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of Indian Village submit a list of people that he or she would like to invite to a community meeting.

B.   Method of Distribution of Invitations and Prospect Letters

Each Director submits his or her list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent all attendees to thank them for their attendance and to remind them of closing dates.

C.   Examples enclosed.

                             (Trident Letterhead)



                                 May __, 1999



To Members and Friends of Indian Village Community Bank:

     Trident Securities, a member of the National Association of Securities Dealers, Inc., is assisting Indian Village Community Bank ("Indian Village") in its Conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, whereby Indian Village will operate as a wholly-owned subsidiary of Indian Village Bancorp, Inc. ("Indian Village Bancorp").

     At the request of Indian Village, we are enclosing materials explaining the subscription offering process and your right to subscribe for common shares of Indian Village Bancorp. Please read the enclosed offering materials carefully before subscribing for stock.

     If you have any questions, please call the Stock Information Center at
(740) 254-9164.



                                             Sincerely,

                                             TRIDENT SECURITIES



This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                          (Indian Village Letterhead)
                              ____________, 1999


Dear Valued Customer:

     Indian Village Community Bank ("Indian Village") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Indian Village in that it allows customers, community members, directors and employees an opportunity to own stock in Indian Village Bancorp, Inc. ("Indian Village Bancorp"), the proposed holding company for Indian Village.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at Indian Village, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Indian Village. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Indian Village.

     As one of our valued members, you have the opportunity to invest in Indian Village's future by subscribing for stock in Indian Village Bancorp during the Subscription Offering, without paying a sales commission.

     If you decide to exercise your rights to subscribe for shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Indian Village not later than 12:00 noon. Eastern Time on June __, 1999.

     Enclosed is a proxy card. Your Board of Directors urges you to vote "FOR" Indian Village's Plan of Conversion. A vote in favor of the Plan does not obligate you to subscribe for stock. Please sign and return your proxy card promptly; your vote is important to us.

     We have also enclosed a Prospectus and Proxy Statement which fully the describes Indian Village, its management, Board of Directors, business and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (740) 254-9164.

     We look forward to continuing to provide quality financial services to you.

                                        Sincerely,


                                        Marty R. Lindon
                                        President and CEO

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                          (Indian Village Letterhead)

                              ____________, 1999


Dear Interested Investor:

     Indian Village Community Bank ("Indian Village") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Indian Village in that it allows customers, community members, directors and employees an opportunity to own stock in Indian Village Bancorp, Inc. ("Indian Village Bancorp"), the proposed holding company for Indian Village.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Indian Village deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Indian Village. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Indian Village.

     Enclosed is a Prospectus fully describing Indian Village, its management, Board of Director, business and Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to Indian Village a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Eastern Time on June __, 1999. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (740) 254-9164.

     We look forward to continuing to provide quality financial services to you.

                                        Sincerely,


                                        Marty R. Lindon
                                        President and CEO

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                          (Indian Village Letterhead)

                              ____________, 1999


Dear Friend:

     Indian Village Community Bank ("Indian Village") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Indian Village in that it allows customers, community members, directors and employees an opportunity to own stock in Indian Village Bancorp, Inc. ("Indian Village Bancorp"), the proposed holding company for Indian Village.

     We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Indian Village deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Indian Village. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Indian Village.

     Our records indicate that you were a depositor of Indian Village on December 31, 1997 or March 31, 1999, but that you were not a member on April 30, 1999. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Indian Village Bancorp's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on June __, 1999 and upon receipt of all required regulatory approvals.

     If you decide to exercise your rights to subscribe for stock, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Indian Village not later than 12:00 noon. Eastern Time on June __, 1999.

     Enclosed is a Prospectus that fully describes Indian Village, its management, Board of Directors, business and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (740) 254-9164.

     We look forward to continuing to provide quality financial services to you.

                                        Sincerely,


                                        Marty R. Lindon
                                        President and CEO

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                          (Indian Village Letterhead)

                               ___________, 1999


Dear Member:

     As a qualified member of Indian Village Community Bank ("Indian Village"), you have the right to vote upon Indian Village's Plan of Conversion and also generally have the right to subscribe for shares of common stock of Indian Village Bancorp, Inc. ("Indian Village Bancorp"), the proposed holding company for Indian Village through its mutual to stock conversion.

     However, the Plan of Conversion, which has been approved by the Office of Thrift Supervision, provides that Indian Village Bancorp will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require Indian Village Bancorp to register its common stock and/or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

     You may vote on the Plan of Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Indian Village's Stock Information Center at (740) 254-9164.


                                             Sincerely,


                                             Marty R. Lindon
                                             President and CEO


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

Sent to prospects who are customers*


                             _______________, 1999

&salutation& &firstname& &last name&
&address&
&city&, &state& &zip&

Dear &prefername&

     Recently you may have read in the newspaper that Indian Village Community Bank ("Indian Village") will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This is the most significant event in the history of Indian Village in that it allows customers, employees and directors the opportunity to share in Indian Village's future by becoming charter stockholders of Indian Village's newly-formed holding company, Indian Village Bancorp, Inc. ("Indian Village Bancorp").

     As a customer of Indian Village, you should have received a packet of information regarding the conversion, including a Prospectus and a Proxy Statement. In addition, we are holding several presentations to discuss the stock offering in more detail. You will receive an invitation in the near future.

     Please feel free to call me or Indian Village's Stock Information Center at
(740) 254-9164 if you have any questions. I look forward to seeing you at one of our informational presentations.

                                        Sincerely,


                                        Marty R. Lindon
                                        President and CEO


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

*Sent to prospects who are not customers*

                               ____________, 1999


&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     Recently you may have read in the newspaper that Indian Village Community Bank ("Indian Village") will be converting from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. This is the most significant event in the history of Indian Village in that it allows customers, employees and directors the opportunity to share in Indian Village's future by becoming charter stockholders of Indian Village's holding company, Indian Village Bancorp, Inc. ("Indian Village Bancorp").

     [Director] has asked that you be sent a Prospectus and stock order form, which would allow you to become a charter stockholder, should stock be available. In addition, we are holding several presentations to discuss the stock offering in more detail. You will receive an invitation in the near future.

     Please feel free to call me or Indian Village's Stock Information Center at
(740) 254-9164 if you have any questions. I look forward to seeing you at one of our information presentations.

                                        Sincerely,


                                        Marty R. Lindon
                                        President and CEO


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

*Sent to those attending a community meeting*

                               ____________, 1999

&salutation& &firstname& &lastname&
&address&
&City&, &state& &zip&

Dear &prefername&:

     Thank you for attending our informational presentation relating to Indian Village's conversion to a stock savings bank. The information presented at the meeting and the Prospectus you recently received should assist you in making an informed investment decision.

     Obviously, we are excited about this stock offering and the opportunity for the community to share in the future of Indian Village. This conversion is the most important event in our history and it gives Indian Village the strength to compete in the future and will provide Indian Village additional corporate flexibility.

     We may contact you in the near future to see if you are interested in participating in our offering. If you decide to invest, please return your properly completed stock order form no later than 12:00 noon, Eastern Time, on June __, 1999. If you have any questions, please call the Stock Information Center at (740) 254-9164.

                                        Sincerely,



                                        Marty R. Lindon
                                        President and CEO

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.
                                        .

* Sent to those not attending a community meeting *

                                 _________, 1999

&salutation& &firstname& &lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     I am sorry you were unable to attend our recent presentation regarding Indian Village's mutual to stock conversion. We are enthusiastic about the stock offering and the opportunity for the community to share in the future of Indian Village.

     We have established a Stock Information Center to assist you with any questions regarding the stock offering. Should you require any assistance between now and the Subscription Offering deadline of 12:00 Noon, Eastern Time, on June __, 1999, I encourage you to either stop by our Stock Information Center or call (740) 254-9164.

     I hope you will join me as a charter stockholder in Indian Village Bancorp.

                                        Sincerely,



                                        Marty R. Lindon
                                        President and CEO



This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

* Final Reminder Letter *

                                 _________, 1999


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

     I am writing to remind you that the deadline for subscribing for stock in Indian Village Bancorp is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Ohio's newest publicly owned financial institutions.

     The deadline for becoming a charter stockholder is 12:00 Noon, Eastern Time, on June __, 1999. If you have any questions, please call our Stock Information Center at (740) 254-9164.

     Once again, I look forward to having you join me as a charter stockholder in Indian Village Bancorp.

                                        Sincerely,



                                        Marty R. Lindon
                                        President and CEO


This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

--------------------------------------------------------------------------------


                          The Directors and Officers

                                      of

                         Indian Village Community Bank

                    cordially invite you to attend a brief

                 presentation regarding the stock offering of

             Indian Village Bancorp, our proposed holding company.


                             Please join us at the

                                ______________

                             _____________________
                          ___________________________

                                 ____________

                                 ____________

                               for refreshments


YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. (740) 254-9164

--------------------------------------------------------------------------------

                     V.   Counter Cards and Lobby Posters



A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Indian Village's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Many people often forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.
     Approximately 1 - 2 Lobby posters will be used at Indian Village's office.

C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".
     The lobby poster will be approximately 16" x 20".

C.

                            POSTER OR COUNTER CARD

-------------------------------------------------------------------------------

                          "TAKE STOCK IN OUR FUTURE"


                            "INDIAN VILLAGE BANCORP

                           STOCK OFFERING MATERIALS

                                AVAILABLE HERE"

              "DEADLINE TO SUBSCRIBE FOR STOCK IS JUNE __, 1999."

                         INDIAN VILLAGE COMMUNITY BANK

-------------------------------------------------------------------------------

                             VII.  Proxy Reminder


A.   Explanation

     A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

     The target vote depositors are determined by the conversion agent.

B.   Example

C.   Size

     Proxy reminder is approximately 8 1/2" x 11".

B.   Example

--------------------------------------------------------------------------------

                          P R O X Y  R E M I N D E R

                         INDIAN VILLAGE COMMUNITY BANK


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED. YOUR VOTE IS VERY
---------                              ----------------------------------------
IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST
---------
THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY SUBSCRIBE FOR STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE
                     -------------------------------------
PROXY CARD TO INDIAN VILLAGE TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.
            ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                                        THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                        INDIAN VILLAGE COMMUNITY BANK

--------------------------------------------------------------------------------

                       IF YOU RECENTLY MAILED THE PROXY,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                 FOR FURTHER INFORMATION CALL (740) 254-9164.

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Indian Village Bancorp. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Indian Village Bancorp stock would be unlawful. The shares of Indian Village Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

                    VII. Subscription Rights Special Notice



A.   Explanation

     In an effort to educate depositors and/or borrowers of Indian Village about their subscription rights and the possible violation or transfer of subscription rights which could occur, each member and friend will receive a special one-page notice. The notice should be printed on a colored paper and will contain language from the Prospectus that discusses the transfer of subscription rights.

A.   Example enclosed

                              SUBSCRIPTION RIGHTS


                                SPECIAL NOTICE



     ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, A SUBSCRIPTION RIGHT TO ANY OTHER PERSON IS ILLEGAL AND SUBJECT TO CIVIL FINES AND/OR PENALTIES AND EVEN CRIMINAL FINES AND/OR PENALTIES. INDIAN VILLAGE COMMUNITY BANK INTENDS TO PROSECUTE VIGOROUSLY ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, SUBSCRIPTION RIGHTS THAT COME TO ITS ATTENTION.

IF YOU ARE CONTACTED BY ANYONE OFFERING TO GIVE YOU MONEY TO BUY STOCK IN EXCHANGE FOR TRANSFERRING THE STOCK TO THEM LATER, SHARE IN ANY WAY PROCEEDS UPON THE SALE OF THE STOCK, OR TRANSFER YOUR SUBSCRIPTION RIGHTS IN ANY OTHER WAY, PLEASE CALL US IMMEDIATELY AT (740) 254-9164.